UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-4000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

BBX Capital Corporation (“BBX Capital”) directly owns 46% of Woodbridge Holdings, LLC (“Woodbridge”).  Woodbridge owns 100% of Bluegreen Corporation (“Bluegreen”).  The remaining 54% of Woodbridge is owned by BFC Financial Corporation (“BFC”).  BFC owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing an approximately 81% ownership interest in BBX Capital.

On June 30, 2015, Bluegreen/Big Cedar Vacations, LLC, Bluegreen’s 51% owned subsidiary (“Bluegreen/Big Cedar Vacations”), amended both its timeshare receivables hypothecation and line of credit facilities with National Bank of Arizona (“NBA”).

The timeshare receivables hypothecation facility (the “Hypothecation Facility”) provides for advances at a rate of 85% on eligible receivables pledged under the facility up to a maximum of $45.0 million of outstanding borrowings (inclusive of outstanding borrowings under the Line of Credit discussed below), subject to specified terms and conditions, during a revolving credit period.   On June 30, 2015, the Hypothecation Facility was amended to extend the revolving advance period and the maturity date, and to reduce the interest rate on future borrowings.  Pursuant to the terms of the amendment to the Hypothecation Facility, the revolving advance period expiration date was extended from October 2015 to June 2018. In addition, pursuant to the amendment, future borrowings under the Hypothecation Facility will accrue interest at a rate equal to the 30-day LIBOR plus 3.25% (with an interest rate floor of 4.00%). Borrowings outstanding under the Hypothecation Facility prior to the amendment will continue to accrue interest at the previously prevailing rates, which for certain of the outstanding borrowings is 30-day LIBOR plus 3.25% (with an interest rate floor of 4.00%) and for the remainder of the outstanding borrowings is 30-day LIBOR plus 3.50% (with an interest rate floor of 4.50%). Principal repayments and interest on borrowings under the Hypothecation Facility are paid as cash is collected on the pledged receivables, subject to future required decreases in the advance rates after the end of the revolving advance period, with the remaining outstanding balance maturing in December 2022. Prior to the amendment, the Hypothecation Facility was scheduled to mature in April 2021.   As of May 31, 2015, approximately $23.4 million was outstanding under the Hypothecation Facility.

In December 2013, Bluegreen/Big Cedar Vacations entered into a $10.0 million revolving line of credit with NBA (the “Line of Credit”).  The Line of Credit is secured by unsold inventory and a building (the “Building”) under construction at Bluegreen/Big Cedar Vacation’s Paradise Point resort. Pursuant to the amendment to the Line of Credit on June 30, 2015, the Line of Credit was increased to $15.0 million, the revolving advance period was extended from December 2016 to June 2018 and the maturity date was extended from December 2018 to June 2020. In addition, pursuant to the amendment, the interest rate on borrowings under the Line of Credit will be reduced from 30-day LIBOR plus 4.50% (with an interest rate floor of 5.50%) to 30-day LIBOR plus 3.50% (with an interest rate floor of 5.00%) upon completion of construction of the Building.  Interest payments are paid monthly. Principal payments are effected through release payments upon sales of the timeshare interests in the Paradise Point resort that serve as collateral for the Line of Credit, subject to mandatory principal reductions pursuant to the terms of the Line of Credit. The Line of Credit is cross-collateralized with the Hypothecation Facility described above. On June 30, 2015, Bluegreen/Big Cedar Vacations drew down approximately $3.7 million under the Line of Credit.  After giving effect to such drawdown, there is approximately $4.1 million of borrowings outstanding under the Line of Credit.

The foregoing descriptions of the Hypothecation Facility and the Line of Credit amendments are a summary only, do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements and other instruments effecting the amendments, which are included as Exhibits 10.1 through 10.4 of this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

Exhibit 10.1

Third Amended and Restated Revolving Promissory Note dated (Hypothecation Facility) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.

Exhibit 10.2

First Amended and Restated Loan and Security Agreement (Hypothecation Facility) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.

Exhibit 10.3	First Amended and Restated Promissory Note (Inventory Loan) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.
Exhibit 10.4	First Amended and Restated Loan Agreement (Inventory Loan) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.

 Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBX Capital Corporation

By:	/s/Raymond S. Lopez
Raymond S. Lopez
Executive Vice President, Chief Financial Officer

Date:  July 7, 2015

EXHIBIT INDEX

Exhibit	Description

Exhibit 10.1

Third Amended and Restated Revolving Promissory Note dated (Hypothecation Facility) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.

Exhibit 10.2

First Amended and Restated Loan and Security Agreement (Hypothecation Facility) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.

Exhibit 10.3	First Amended and Restated Promissory Note (Inventory Loan) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.
Exhibit 10.4	First Amended and Restated Loan Agreement (Inventory Loan) dated June 30, 2015, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and National Bank of Arizona, as Lender.